Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statements (Nos. 333-118610, 333-107466, 333-66676, 333-51656, and 333-48026) pertaining to various stock incentive and option plans and in Registration Statements (Form S-3, Nos. 333-119431, 333-112759, 333-104305 and 333-133018) of TeleCommunication Systems, Inc. of our report dated March 16, 2006, with respect to Telecommunication Systems, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of TeleCommunication Systems, Inc. included in this Annual Report (Form 10-K/A — Amendment No. 2) of TeleCommunication Systems, Inc. for the year ended December 31, 2005.
/s/ Ernst & Young LLP
Baltimore, Maryland
May 10, 2006